Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-148825) and related Prospectus of Macrovision Solutions Corporation and to the incorporation by reference therein of our reports dated January 28, 2008, with respect to the consolidated financial statements of Gemstar-TV Guide International, Inc. (‘Gemstar’) and the effectiveness of internal control over financial reporting of Gemstar, included in Gemstar’s Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission on February 14, 2008.

/s/    Ernst & Young LLP

Los Angeles, California

February 28, 2008